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                                                                      Exhibit 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus for the registration of $150,000,000 3.5% Convertible Debentures and 3,314,910 shares of its common stock and to the incorporation by reference therein of our report dated July 23, 2002, except for Note "Subsequent Event," as to which the date is August 26, 2002, with respect to the consolidated financial statements and schedule of Harris Corporation included in its Annual Report (Form 10-K) for the year ended June 28, 2002, filed with the Securities and Exchange Commission.



                                                 /s/ Ernst & Young LLP

Orlando, Florida
October 25, 2002